Exhibit 99.1

HireQuest Reports Financial Results for Fourth Quarter 2022

Q4 2022 Royalty Revenue Grows 26.4% YoY to $7.7 million

Q4 2022 Net Income from Continuing Operations Increases 21.0% YoY to $2.6 million

GOOSE CREEK, South Carolina – March 16, 2023 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of direct dispatch, executive search, and commercial staffing services, today reported financial results for the fourth quarter and year ended December 31, 2022.

Fourth Quarter 2022 Summary

●	Franchise royalties increased 26.4% to $7.7 million compared to $6.1 million in the prior year period.
●	Total revenue increased 23.1% to $8.0 million compared to $6.5 million in the prior year period.
●	Income from operations increased 68.4% to $2.8 million compared to $1.7 million in the prior year period.
●

Net income from continuing operations increased 21.0% to $2.6 million, or $0.19 per diluted share, compared to net income from continuing operations of $2.2 million, or $0.16 per diluted share in the prior year period.

●	Adjusted EBITDA of $4.4 million compared to $3.4 million in the prior year period.
●

During the fourth quarter, the Dental Power business was listed for sale as a franchise and its results for the fourth quarter 2022 were shifted to discontinued operations. Owned revenue would have been $1.3 million for the quarter, and total revenue $9.4 million, if this change had not occurred.

●	Completed the acquisition of certain assets of MRINetwork, the third-largest executive recruiting network in the world.

Full Year 2022 Summary

●	Franchise royalties increased 35.6% to $28.9 million compared to $21.3 million for full year ended December 31, 2021.
●	Total revenue increased 37.4% to $31.0 million compared to $22.5 million in the prior year period.
●	Income from operations increased 109.6% to $16.0 million compared to $7.7 million in the prior year period.
●

Net income from continuing operations was $12.0 million, or $0.87 per diluted share, compared to net income from continuing operations of $11.8 million, or $0.87 per diluted share in the prior year period.

●	Adjusted EBITDA of $22.0 million compared to $12.3 million in the prior year period.
●

During the fourth quarter, the Dental Power business was listed for sale as a franchise and its results for 2022 were shifted to discontinued operations. Owned revenue would have been $5.2 million for the period, and total revenue $36.2 million, if this change had not occurred.

System-wide sales for the fourth quarter of 2022 were $127.9 million compared to $106.8 million for the same period in 2021. System-wide sales for full year 2022 were $472.2 million compared to $354.5 million in full year 2021, primarily related to acquisitions completed in 2022 and organic growth related to the rebound from the economic downturn experienced in 2021 due to COVID-19.

Rick Hermanns, HireQuest’s President and Chief Executive Officer, commented, “Our operational performance in the fourth quarter of 2022 was characterized by continued top line growth, specifically in revenue generated through our franchise royalties, as well as notable increases in our total revenue and net income. During the quarter, we announced and closed our acquisition of certain assets of MRI Network, the third-largest recruiting network in the world, adding over 200 franchise offices throughout the United States and internationally to our staffing network. This acquisition of MRI Network provides us with immediate scale in the executive recruiting segment and is highly complementary to both of our existing HireQuest Direct and Snelling offerings. Our mission is to assist businesses in meeting their essential staffing needs by providing a quality pool of skilled workers on demand as workflow dictates. We believe that with our significantly expanded staffing network and dynamic offerings for a variety of staffing needs, we are well positioned to continue delivering improved operational results as we move through 2023.”

Fourth Quarter 2022 Financial Results

Franchise royalties in the fourth quarter of 2022 were $7.7 million compared to $6.1 million in the prior-year quarter. Service revenue was $378 thousand compared to $471 thousand in the prior-year quarter. Total revenue in the fourth quarter of 2022 was $8.0 million compared to $6.5 million in the year-ago quarter, an increase of 23.1%. These increases are consistent with the increase in system-wide sales.

Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2022 were $4.7 million compared to $4.4 million for the fourth quarter of 2021. The increase in SG&A expense is primarily due to worker's compensation, which increased by approximately $400 thousand over the same quarter last year. Generally, workers' compensation expense (benefit) will fluctuate based on the mix of classifications, the level of payroll, recent claims resolution and cumulative experience. Other increases in SG&A include $230 thousand in technology investments, and normal increases across the board due to growth and inflation. These were largely offset by a $755 thousand net decrease in salaries and benefits. The fourth quarter of 2021 included a full year of bonus accrual, whereas in 2022 we spread the accrual over the entire year.

Income tax expense was approximately $49 thousand, a net effective tax rate of 1.8%, for the three months ended December 31, 2022. Income tax expense for the prior year period was $227 thousand, a net effective tax rate of 9.4%. The effective tax rate is primarily driven down by the federal Work Opportunity Tax Credit and windfall tax deductions related to stock-based compensation.

Net income from continuing operations in the fourth quarter of 2022 increased 21.0% to $2.6 million, or $0.19 per diluted share, compared to net income from continuing operations of $2.2 million, or $0.16 per diluted share, in the fourth quarter last year.

Adjusted EBITDA for the fourth quarter of 2022 was $4.4 million compared to $3.4 million in the fourth quarter last year.

Full Year 2022 Financial Results

Franchise royalties for the full year ended December 31, 2022 were $28.9 million compared to $21.3 million for the same period in 2021. Service revenue was $2.1 million compared to $1.2 million in the prior-year period. Total revenue was $31.0 million compared to $22.5 million in the same year-ago period, an increase of 37.4%.

SG&A expenses in full year 2022 were $12.9 million compared to $13.3 million for the same period of 2021. The decrease in SG&A was primarily driven by worker’s compensation. Workers' compensation provided a net benefit of $2.0 million in the year ended December 31, 2022, versus a net benefit of approximately $737 thousand in the year ended December 31, 2021. Approximately $1.2 million of the benefit recorded during 2022 relates to the Snelling reserve assumed at the time of acquisition and continues to run off as claims are resolved. Excluding workers' compensation, the increase in SG&A expenses primarily relates to salaries and benefits, which increased approximately $800 thousand as a result of additional headcount to keep pace with growth in system-wide sales as a result of acquisitions and organic growth. Compensation-related expenses remain by far the largest component of SG&A.

For the year ended December 31, 2022, other miscellaneous expense was approximately $2.0 million, compared to other miscellaneous income of $4.6 million for the same period in 2021. The increase in miscellaneous expense compared to the prior year is primarily related to a bargain purchase gain of approximately $5.6 million, recorded net of deferred taxes, in the twelve months ended December 31, 2021. In 2022 we recognized approximately $2.2 million in losses from the conversion of the Temporary Alternatives, Dubin, and Northbound acquisitions to franchises and a $195 thousand non-royalty based incentive given to two franchises during an expansion and acquisitions of competitors.

Net income from continuing operations in full year 2022 was $12.0 million, or $0.87 per diluted share, compared to net income from continuing operations of $11.8 million, or $0.87 per diluted share, in same year-ago period.

Adjusted EBITDA for the full year ended December 31, 2022 was $22.0 million compared to $12.3 million in the same prior-year period.

Balance Sheet and Capital Structure

Cash was $3.0 million as of December 31, 2022, compared to $1.3 million as of December 31, 2021.

Total assets were $103.3 million as of December 31, 2022. Total liabilities were $45.0 million.

Working capital as of December 31, 2022, was $15.2 million compared to $20.5 million as of December 31, 2021.

At December 31, 2022, availability under the line of credit was approximately $12.2 million based on eligible collateral, less letter of credit reserves, bank product reserves, and current advances.

On March 15, 2023, the company paid a quarterly cash dividend of $0.06 per share of common stock to shareholders of record as of March 1, 2023. The Company intends to pay a $0.06 cash dividend on a quarterly basis, but the declaration of any dividend and the exact amount each quarter will be based on its business results and financial position, and is subject to board of director discretion.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:                                               Thursday, March 16, 2023

Time:                                              4:30 p.m. Eastern time

Toll-free dial-in number:                888-506-0062

International dial-in number:          973-528-0011

Entry Code:                                     954338

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/47796 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through March 30, 2023.

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 47796

About HireQuest

HireQuest, Inc. is a nationwide franchisor of direct dispatch, executive search, and commercial staffing solutions for HireQuest Direct, HireQuest, Snelling, MRI, SearchPath Global, and Northbound Executive Search franchised offices across the United States. Through its national network of over 400 franchisee-owned offices across the United States, HireQuest provides employment for approximately 81,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, financial services, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; operating results; anticipated benefits of acquisitions, or the status of integration of those entities; the declaration, or not, of future dividends; and other similar statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of COVID-19; economic uncertainty caused by macroeconomic trends including potential inflation or a recessionary environment; uncertainty in the supply chain or economy caused by Russia’s invasion of Ukraine; the relative success or failure of acquisitions and new franchised offerings; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following any of our various acquisitions; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K and the quarterly reports on Form 10-Q filed thereafter.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:

HireQuest, Inc.

David Hartley, Vice President of Corporate Development

(800) 835-6755

Email: cdhartley@hirequest.com

Investor Relations Contact:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

Email: hirequest@imsinvestorrelations.com

-- Tables Follow –

HireQuest, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
(in thousands except par value data)	2022	2021
ASSETS
Current assets
Cash	$3,049	$1,256
Accounts receivable, net of allowance for doubtful accounts	45,316	38,239
Notes receivable	817	1,481
Prepaid expenses, deposits, and other assets	1,833	659
Prepaid workers' compensation	503	369
Current assets held for sale - discontinued operations	412	-
Total current assets	51,930	42,004
Property and equipment, net	4,353	4,454
Workers’ compensation claim payment deposit	1,231	948
Franchise agreements, net	23,144	18,848
Other intangible assets, net	10,690	6,228
Goodwill	5,870	-
Other assets	325	334
Notes receivable, net of current portion and reserve	2,675	2,686
Intangible assets held for sale - discontinued operations	3,065	1,850
Total assets	$103,283	$77,352
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$448	$1,126
Line of credit	12,543	171
Term loans payable	704	210
Other current liabilities	3,408	2,658
Accrued wages, benefits and payroll taxes	5,602	3,687
Due to franchisees	9,846	7,496
Risk management incentive program liability	877	1,632
Workers' compensation claims liability	3,352	4,491
Total current liabilities	36,780	21,471
Term loans payable, net of current portion	3,291	2,856
Workers' compensation claims liability, net of current portion	2,573	3,759
Deferred tax liability	60	473
Franchisee deposits	2,325	2,058
Total liabilities	45,029	30,617
Commitments and contingencies (Note 11)
Stockholders' equity
Preferred stock - $0.001 par value, 1,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000 shares authorized; 13,918 and 13,745 shares issued, respectively	14	14
Additional paid-in capital	32,844	30,472
Treasury stock, at cost - 40 shares	(146)	(146)
Retained earnings	25,542	16,395
Total stockholders' equity	58,254	46,735
Total liabilities and stockholders' equity	$103,283	$77,352

HireQuest, Inc.

Consolidated Statements of Income

	Three months ended (unaudited)		Twelve months ended
(in thousands, except per share data)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Franchise royalties	$7,671	$6,067	$28,897	$21,317
Service revenue	378	471	2,055	1,212
Total revenue	8,049	6,538	30,952	22,529
Selling, general and administrative expenses	4,723	4,401	12,874	13,328
Depreciation and amortization	544	486	2,040	1,551
Income from operations	2,782	1,651	16,038	7,650
Other miscellaneous income	(26)	724	(2,047)	4,570
Interest income	49	127	247	413
Interest and other financing expense	(112)	(90)	(368)	(157)
Net income before income taxes	2,693	2,412	13,870	12,476
Provision (benefit) for income taxes	49	227	1,895	635
Net income (loss) from continuing operations	2,644	2,185	11,975	11,841
Income from discontinued operations, net of tax	74	9	483	9
Net income	$2,718	$2,194	$12,458	$11,850

Basic earnings per share
Continuing operations	$0.19	$0.16	$0.87	$0.88
Discontinued operations	0.01	0.00	0.04	0.00
Total	$0.20	$0.16	$0.91	$0.88

Diluted earnings per share
Continuing operations	$0.19	$0.16	$0.87	$0.87
Discontinued operations	0.01	0.00	0.04	0.00
Total	$0.20	$0.16	$0.91	$0.87

Weighted average shares outstanding
Basic	13,676	13,514	13,654	13,494
Diluted	13,741	13,635	13,721	13,606

Discontinued Ops

	Three months ended		Three months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenue - Snel Phil	$215	$-	$1,097	$-
Cost of staffing services - Snel Phil	154	-	655	-
Revenue - DP	1,325	231	5,216	231
Cost of staffing services - DP	1,018	171	3,851	171
Gross profit	368	60	1,808	60
SG&A - Snel Phil	4	-	19	-
SG&A - DP	163	36	776	36
Net income before tax	201	24	1,013	24
Provision (benefit) for income taxes	48	6	243	6
Net income	$152	$18	$770	$18

EBITDA

HireQuest, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(unaudited)

	Three months ended		Twelve months ended
(in thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$2,718	$2,194	$12,458	$11,850
Interest expense	112	90	368	157
Provision for income taxes	49	227	1,895	635
Depreciation and amortization	544	486	2,040	1,551
WOTC related costs	150	181	601	595
EBITDA	3,573	3,178	17,362	14,788
Non-cash compensation	479	907	1,673	1,628
Acquisition related charges, net	262	(660)	2,660	(4,399)
Impairment of notes receivable	117	-	350	307
Adjusted EBITDA	$4,431	$3,425	$22,045	$12,324